Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Sandra A. Gardiner

Chief Financial Officer (Consulting)

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera, Inc. Names Elisha Wade Finney to its Board of Directors

BRISBANE, California, November 1, 2017 ─ Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, announced that Elisha Wade Finney has been appointed to its board of directors as a non-executive director. Ms. Finney spent the previous 29 years with Varian Medical Systems in positions of increasing responsibility, including serving as Executive Vice President and CFO until her retirement in 2017. She is currently a director of publicly-listed companies Nanostring Technologies, iRobot Corporation, ICU Medical, and Mettler-Toledo International, Inc., and previously served as a director of Altera Corporation, Thoratec, and Laserscope.

“We are very pleased to welcome Elisha Finney to Cutera’s board of directors,” said J. Daniel Plants, Chairman of the Board. “Her impressive business leadership skills and experience in building and running global financial organizations make her an ideal addition to our board. Elisha is particularly well suited to assume the leadership of our audit committee, and in recognition of that we have appointed her as Chairman of that committee with immediate effect.”

“Elisha brings broad global business experience, including in developed, emerging and international markets,” said James A. Reinstein, President & Chief Executive Officer. “Her multi-dimensional medical device, healthcare and consumer product credentials will lend additional knowledge and perspective to Cutera.”

“I am delighted to be joining Cutera’s board at such an exciting time in the company’s development. Cutera’s strong product portfolio and impressive new technologies position it well for the future,” said Ms. Finney. “I am honored to be working with this board and look forward to helping the company build long-term value for its stakeholders.”

At Varian, Ms. Finney’s management responsibilities included corporate accounting; corporate communications and investor relations; internal audit; risk management; tax and treasury, and corporate information systems. Ms. Finney was named vice president, finance and CFO of Varian Medical Systems in April, 1999, Senior Vice President and CFO in 2005, and Executive Vice President and CFO in 2012. She joined Varian as risk manager in 1988. Prior to joining Varian, Ms. Finney was with the Fox Group in Foster City, California and Beatrice Foods in Chicago, Illinois. She holds a BA degree in risk management and insurance from the University of Georgia as well as an MBA degree from Golden Gate University in San Francisco.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.